Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the use of our report on Grande Communications Holdings, Inc. dated February 9, 2004, except Note 15, as to which the date is April 20, 2004, and the use of our report on ClearSource, Inc. dated February 9, 2004 in the Registration Statement (Form S-4 No. 33-_______) and related Prospectus of Grande Communications Holdings, Inc. for the registration of $136,000,000 14% senior secured notes due 2011.

/s/ Ernst & Young LLP

Austin, Texas

May 17, 2004